Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-145581) pertaining to the GATX Corporation Salaried Employees Retirement Savings Plan; the Registration Statement (Form S-8 No. 33-41007) pertaining to the GATX Corporation Salaried Employees Retirement Savings Plan; and the Registration Statement (Form S-8 No. 2-92404) pertaining to the GATX Salaried Employees Retirement Savings Plan, of our report dated June 28, 2011, with respect to the financial statements and supplemental schedule of the GATX Corporation Salaried Employees Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP Ernst & Young LLP
June 28, 2010
Chicago, Illinois